NEWMIL BANCORP, INC.
Form 10-Q

Exhibit 11.1

                           NEWMIL BANCORP, INC.
                COMPUTATION OF NET INCOME PER COMMON SHARE
                   (in thousands except per share amounts)

                                     Three month       Nine month
                                     period ended      period ended
                                     September 30,     September 30,
                                     2002     2001     2002     2001
                                     ----     ----     ----     ----
Net income
Net income - basic and diluted       $1,774   $1,476   $5,262   $4,249

Weighted Average Common and Common
Equivalent Stock
Weighted average common stock
 outstanding - basic                  4,283    4,460    4,346    4,490

Assumed conversion as of the
 beginning of each period or upon
 issuance during a period of stock
 options outstanding at the end
 of each period                         470      457      485      417

Assumed purchase of treasury stock
 during each period with proceeds
 from conversion of stock options
 outstanding at the end of each
 period                                (242)    (272)    (247)    (253)
                                      -----    -----    -----    -----
Weighted average common and common
 equivalent stock outstanding
 - diluted                            4,511    4,645    4,584    4,654
                                      =====    =====    =====    =====
Earnings Per Common and Common
Equivalent Share
Basic                                 $0.41    $0.33    $1.21    $0.95
                                      =====    =====    =====    =====
Diluted                               $0.39    $0.32    $1.15    $0.91
                                      =====    =====    =====    =====